     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 1999



                                                    REGISTRATION NO. 333-88317

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          -----------------------------

                          BATTLE MOUNTAIN GOLD COMPANY
             (Exact name of registrant as specified in its charter)


                    NEVADA                                    76-0151431
(State or other jurisdiction of incorporation       (I.R.S. Employer Identification
               or organization)                                  Number)

                                                             GREG V. ETTER
        333 CLAY STREET, 42ND FLOOR                   333 CLAY STREET, 42ND FLOOR
            HOUSTON, TEXAS 77002                          HOUSTON, TEXAS 77002
               (713) 650-6400                                (713) 650-6400
(Address, including zip code, and telephone     (Name, address, including zip code, and
number, including Area code, of registrant's     telephone number, including area code,
       principal executive offices)                        of agent for service)

                          -----------------------------

                                    COPY TO:

                               GEOFFREY K. WALKER
                      MAYOR, DAY, CALDWELL & KEETON, L.L.P.
                            700 LOUISIANA, SUITE 1900
                            HOUSTON, TEXAS 77002-2778

                          ----------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          -----------------------------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                  [SIDE LEGEND]

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                                  $150,000,000

                          BATTLE MOUNTAIN GOLD COMPANY

                                  COMMON STOCK
                          COMMON STOCK PURCHASE RIGHTS
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                    WARRANTS

                                 ---------------

         Battle Mountain Gold Company may from time to time issue up to a total of $150,000,000 of its common stock and related preferred share purchase rights, common stock purchase rights, preferred stock, depositary shares, debt securities and/or warrants. We will refer to the foregoing securities issued by Battle Mountain Gold Company as the "securities." The accompanying prospectus supplement will specify the terms of the securities.

                                 ---------------

         Battle Mountain Gold Company may offer, sell or otherwise distribute these securities directly, and to or through underwriters, and also to other purchasers or through agents. The accompanying prospectus supplement will specify the names of these underwriters or agents.

                                 ---------------


         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

    This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

                                 ---------------

                        Prospectus dated November 1, 1999.


                                TABLE OF CONTENTS

About This Prospectus..............................................................1

Where You Can Find More Information................................................1

Battle Mountain Gold Company.......................................................2

Ratios of Earnings to Fixed Charges and Ratios of Earnings
to Combined Fixed Charges and Preferred Stock Dividends............................2

Use of Proceeds....................................................................3

The Securities We May Offer........................................................4

Description of Capital Stock.......................................................4

Description of Depositary Shares..................................................13

Description of Debt Securities....................................................15

Description of Warrants...........................................................24

Book-Entry Securities.............................................................25

Plan of Distribution..............................................................27

Legal Matters.....................................................................28

Experts  .........................................................................28

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, will include or refer you to all material information relating to each offering.

         IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS, WE REFER TO BATTLE MOUNTAIN GOLD COMPANY AND ITS SUBSIDIARIES AS "WE," "US," "OUR" OR "BATTLE MOUNTAIN GOLD" UNLESS THE CONTEXT INDICATES OTHERWISE.

                       WHERE YOU CAN FIND MORE INFORMATION

         Battle Mountain Gold files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. These Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms located at:

                  -  450 Fifth Street, N.W.
                     Washington, D.C. 20549;

                  -  7 World Trade Center
                     New York, New York 10048; and

                  -  Citicorp Center
                     500 West Madison Street
                     Chicago, Illinois 60661.

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

         Battle Mountain Gold's common stock and preferred stock have been listed and traded on the New York Stock Exchange since 1987 and 1993, respectively. Accordingly, you may inspect the information we file with the Securities and Exchange Commission at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede earlier information. We incorporate by reference the documents listed below as well as any future filings made with the Securities and Exchange Commission by Battle Mountain Gold under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

         - Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K");

         -  Annual Report on Form 10-K/A for the year ended December 31, 1998;

         -  Proxy Statement on Schedule 14A dated March 26, 1999;

         - Quarterly Report on Form 10-Q for the three months ended March 31, 1999 (the "1999 First Quarter 10-Q");

         - Quarterly Report on Form 10-Q for the six months ended June 30, 1999 (the "1999 Second Quarter 10-Q");

         -  Current Report on Form 8-K dated March 26, 1999;

         -  Current Report on Form 8-K dated May 21, 1999;

         -  Current Report on Form 8-K dated August 19, 1999;

         -  Current Report on Form 8-K dated September 3, 1999;


         -  Current Report on Form 8-K dated October 12, 1999;


         -  Current Report on Form 8-K dated November 1, 1999;

         - the description of our Common Stock contained in our Registration Statement on Form 8-A dated August 12, 1987 (as amended by a Form 8 dated April 24, 1991 and a Form 8-A/A dated August 26, 1996);

         - the description of our preferred stock purchase rights associated with the Common Stock contained in our Registration Statement on Form 8-A dated November 15, 1988 (as amended by a Form 8 dated November 29, 1988, Form 8-A/A dated August 26, 1996 and Form 8-A/A dated November 18, 1998); and

         - the description of the $3.25 Convertible Preferred Stock contained in the information under the caption "Description of Capital Stock-Preferred Stock-Convertible Preferred Stock," set forth on pages 39-43 in the prospectus dated May 13, 1993, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-3, Registration No. 33-60240, filed by us.

         Each of these documents is available from the Securities and Exchange Commission's web site and public reference rooms described above. You may also request a copy of these filings, excluding exhibits, at no cost by writing or telephoning Greg V. Etter, Corporate Secretary, at our principal executive office, which is:

                  Battle Mountain Gold Company
                  333 Clay Street, 42nd Floor
                  Houston, Texas 77002
                  (713) 650-6400

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information.

         We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or in any other document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

                          BATTLE MOUNTAIN GOLD COMPANY

         Battle Mountain Gold is a Nevada corporation formed in 1985 and headquartered in Houston, Texas. We are engaged in the mining and processing of gold and silver ore in the United States, Canada, Bolivia and Australia and in the exploration, evaluation and development of precious metals properties primarily in Latin America, Australia, Canada and the United States. Battle Mountain Gold's common stock is traded principally on the New York Stock Exchange.

         We hold interests in many of our properties through operating subsidiaries, such as Battle Mountain Canada Ltd., a Canadian company that is a wholly-owned subsidiary, and Empresa Minera Inti Raymi S.A., a Bolivian company that is 88%-owned. The properties referred to in this prospectus, in any prospectus supplement or in any other document incorporated by reference in this prospectus may be held by our subsidiaries. We treat all operations as one line of business.

           RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

         Our ratios of earnings to fixed charges are set forth in the table below, or for years in which fixed charges exceeded earnings, in the table following:

                        YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
              ----------------------------------------     -------------------------
              1994     1995     1996     1997     1998          1998     1999
              ----     ----     ----     ----     ----          ----     ----
              7.44     2.84     n/a       n/a      n/a           n/a      n/a

         The amounts by which fixed charges exceeded earnings are set forth in the table below in millions of dollars. Earnings were inadequate to cover fixed charges in these periods primarily as a result of asset write-downs and other non-cash charges.


                        YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
              ----------------------------------------     -------------------------
              1994     1995     1996     1997     1998          1998     1999
              ----     ----     ----     ----     ----          -----    -----
              n/a      n/a      $31.6    $20.3   $227.5         $11.3    $29.2

         Our ratios of earnings to fixed charges were computed based on:

         - "earnings," which consist of consolidated income or losses from continuing operations plus income taxes and fixed charges, except capitalized interest; and

         - "fixed charges," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, and the estimated portion of rental expense attributable to interest.

         Our ratios of earnings to combined fixed charges and preferred stock dividends are set forth in the table below, or for years in which combined fixed charges and preferred stock dividends exceeded earnings, in the table following:

                        YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
              ----------------------------------------     -------------------------
              1994     1995     1996     1997     1998          1998     1999
              ----     ----     ----     ----     ----          ----     ----
              3.92     1.79     n/a      n/a      n/a           n/a      n/a


         The amounts by which combined fixed charges and preferred stock dividends exceeded earnings are set forth in the table below in millions of dollars. Earnings were inadequate to cover combined fixed charges and preferred stock dividends in these periods primarily as a result of asset write-downs and other non-cash charges.


                        YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
              ----------------------------------------     -------------------------
              1994     1995     1996     1997     1998          1998     1999
              ----     ----     ----     ----     ----         -----     -----
              n/a      n/a      $34.1    $27.8   $235.0         $15.0    $32.9


         Our ratios of earnings to combined fixed charges and preferred stock dividends were computed based on:

         - "earnings," which consist of consolidated income or losses from continuing operations plus income taxes, preferred stock dividends and fixed charges, except capitalized interest; and

         - "fixed charges and preferred stock dividends," which consist of consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and expense, the estimated portion of rental expense attributable to interest, and preferred stock dividends.

         On July 19, 1996, Battle Mountain Gold combined with Hemlo Gold Mines Inc., an Ontario corporation now known as Battle Mountain Canada. The combination was accounted for as a "pooling of interests." As a result, we restated our financial information for all periods preceding the combination. In connection with the combination, each Hemlo Gold share was exchanged for 1.4 shares of a newly issued class of exchangeable shares of Battle Mountain Canada (I.E., the former Hemlo Gold), and Battle Mountain Gold acquired all of the common shares of Battle Mountain Canada. The Battle Mountain Canada exchangeable shares entitle holders to voting rights, dividends and other rights that are the equivalent of holding shares of Battle Mountain Gold common stock, and they are exchangeable at the holder's option into Battle Mountain Gold common stock on a share-for-share basis.

                                 USE OF PROCEEDS

         Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, which may include, among other things:

         -   the repayment of outstanding indebtedness;

         -   stock and debt repurchases;

         -   working capital;

         -   capital expenditures; and

         -   acquisitions.

         The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

                           THE SECURITIES WE MAY OFFER

         The descriptions of the securities contained in this prospectus, together with each applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchanges, if any, on which the securities will be listed.

         We may offer, issue, sell or otherwise distribute from time to time, in one or more offerings or other distributions, one or more of the following:

         -   common stock and related preferred share purchase rights;

         -   common stock purchase rights;

         -   preferred stock;

         -   depositary shares;

         -   debt securities; and/or

         -   warrants.


         In this prospectus, we will refer to the common stock and related preferred share purchase rights, common stock purchase rights, preferred stock, depositary shares, debt securities and warrants collectively as "securities." The total dollar amount of all securities that we may issue under this prospectus will not exceed $150,000,000.

         If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

         This prospectus may not be used to issue, offer, sell or otherwise distribute securities unless it is accompanied by a prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

         The following description of Battle Mountain Gold's common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities. For the complete terms of Battle Mountain Gold's common stock and preferred stock, please refer to its charter, bylaws and stockholders' rights plan that are incorporated by reference into the registration statement that includes this prospectus or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the Nevada General Corporation Law.

         Under Battle Mountain Gold's charter, its authorized capital stock consists of 500 million shares of common stock, $0.10 par value per share, 50 million shares of preferred stock, $1.00 par value per share, and one share of special voting stock, $0.10 par value per share. Battle Mountain Gold will describe the specific terms of any common stock or preferred stock it may offer in a prospectus supplement. If indicated in a prospectus supplement, the terms of any common stock or preferred stock offered under that prospectus supplement may differ from the terms described below.

         Battle Mountain Gold has the power, at its own option, to attach common stock purchase rights to our outstanding securities or to distribute common stock purchase rights to holders of our outstanding securities at one or more specified future dates. The relevant terms of any of these common stock purchase rights that may be attached or distributed will be discussed in a prospectus supplement.

COMMON STOCK

         As of August 31, 1999, Battle Mountain Gold had approximately 130.9 million shares of common stock issued and outstanding. Taking into account exchangeable shares (which are the economic equivalent of shares of common stock), Battle Mountain Gold would have approximately 229.9 million shares of common stock outstanding. Each outstanding share of common stock has attached to it one preferred share purchase right issued under Battle Mountain Gold's stockholders' rights plan, which is summarized below. The exchangeable shares have equivalent purchase rights under a separate agreement. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

VOTING

         For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder's name. As discussed below, each exchangeable share in effect also entitles its holder to one vote. Battle Mountain Gold's common stock and exchangeable shares do not have cumulative voting rights. As a result, subject to the right of holders of preferred stock to vote for two additional seats on Battle Mountain Gold's board of directors if dividends are not paid for six quarters, persons who hold more than 50% of the outstanding common stock and exchangeable shares can elect all of the directors who are up for election in a particular year.

DIVIDENDS

         If Battle Mountain Gold's board of directors declares a dividend, holders of common stock will receive payments from the funds of Battle Mountain Gold that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to holders of preferred stock, and is further conditioned on Battle Mountain Canada's paying an equivalent dividend to holders of exchangeable shares.

LIQUIDATION

         If Battle Mountain Gold is dissolved, the holders of common stock, as well as the holders of Battle Mountain Canada exchangeable shares (which will automatically be exchanged for Battle Mountain Gold common shares in such event), will be entitled to share ratably in all the assets that remain after Battle Mountain Gold pays its liabilities and any amounts owed to holders of preferred stock.

BATTLE MOUNTAIN GOLD SPECIAL VOTING STOCK

         A single share of Battle Mountain Gold special voting stock is issued and outstanding. Except as otherwise required by law or the Battle Mountain Gold charter, the share of special voting stock is entitled to a number of votes equal to the number of outstanding Battle Mountain Canada exchangeable shares, and may be voted in the election of directors and on all other matters submitted to a vote of stockholders of Battle Mountain Gold. The votes of the share of special voting stock are cast in accordance with the votes of the holders of Battle Mountain Canada exchangeable shares. The Battle Mountain Gold common stock and the share of special voting stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Battle Mountain Gold charter.

         The exchangeable shares are automatically exchanged for Battle Mountain Gold common shares prior to any liquidation, dissolution or winding up of Battle Mountain Gold, and the holder of the share of special voting stock will not be entitled to receive any assets of Battle Mountain Gold in such event. The holder of the share of special voting stock is not entitled to receive dividends from Battle Mountain Gold. Instead, the holders of exchangeable shares receive equivalent dividends from Battle Mountain Canada.

         The share of special voting stock is issued to The CIBC Mellon Trust Company (as successor to The R-M Trust Company), as trustee for the holders of Battle Mountain Canada exchangeable shares.

         At such time as the share of special voting stock has no votes attached to it because there are no Battle Mountain Canada exchangeable shares outstanding not owned by Battle Mountain Gold or certain subsidiaries of Battle Mountain Gold, and there are no shares of stock, debt, options or other agreements of Battle Mountain Canada that could give rise to the issuance of any Battle Mountain Canada exchangeable shares to any person (other than Battle Mountain Gold or some other subsidiaries of Battle Mountain Gold), the share of special voting stock will be cancelled.

OTHER RIGHTS AND RESTRICTIONS

         When Battle Mountain Gold issues shares of common stock, the shares will be fully paid and nonassessable.

         Neither holders of common stock nor holders of exchangeable shares have preemptive rights, and they have no right to convert their common stock or exchangeable shares into any other security (other than the right of holders of exchangeable shares to receive common stock). Any repurchase of common stock by Battle Mountain Gold or of exchangeable shares by Battle Mountain Canada is subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding preferred stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws. Battle Mountain Gold's charter and bylaws do not restrict the ability of a holder of common stock to transfer shares of common stock, nor is there any similar restriction on the transfer of exchangeable shares imposed by Battle Mountain Canada's charter or bylaws.

         Section 78.288(2) of the Nevada General Corporation Law prohibits Battle Mountain Gold from making any distribution, including a dividend on or a purchase of outstanding shares, if:

         -   the distribution would render Battle Mountain Gold insolvent; or

         - Battle Mountain Gold's total assets are less than its total liabilities plus the amount needed to satisfy preferential rights upon dissolution.

In the event a distribution is made in willful or grossly negligent violation of
Section 78.288(2) of the Nevada General Corporation Law, Section 78.3000(2) provides that the directors responsible would be jointly and severally liable to Battle Mountain Gold and its creditors for the amount of the distribution or for any loss to Battle Mountain Gold because of the distribution.

LISTING

         Battle Mountain Gold's common stock is listed on the New York Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange.

         Battle Mountain Canada's exchangeable shares are traded on The Toronto Stock Exchange.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for Battle Mountain Gold's common stock is The Bank of New York.

COMMON STOCK PURCHASE RIGHTS

         Battle Mountain Gold may periodically attach common stock purchase rights to our specified outstanding securities (including securities issuable upon exchange or exercise of rights related to other outstanding securities), or distribute common stock purchase rights to holders of such securities, at one or more specified future dates. The specific terms of any common stock purchase rights will be described in a prospectus supplement on or before the date as of which the common stock purchase rights are attached to, or distributed to holders of, our specified outstanding securities.

         If any common stock purchase rights are attached to, or distributed to holders of, our specified outstanding securities, we will then describe in a prospectus supplement, among other things:

         - the number of common stock purchase rights to be attached or distributed;

         - the specific securities of Battle Mountain Gold to which the common stock purchase rights are to be attached or to the holders of which they are to be distributed;

         - the record date for determining the securities to which the common stock purchase rights are to be attached or the holders of securities to whom the common stock purchase rights are to be distributed;

         - the number of shares of common stock for which each common stock purchase right may be exercised;

         - the subscription price per share of common stock at which, and the time period or periods during which, each common stock purchase right may be exercised;

         -  whether the common stock purchase rights are transferable;

         - whether, and if so on what terms and conditions, holders of common stock purchase rights will have any privilege to subscribe for shares of common stock as to which other holders of common stock purchase rights do not fully exercise their subscription rights;

         - the material federal income tax consequences of the common stock purchase rights and the exercise of those rights or of any privilege to subscribe for shares not purchased by other holders;

         - whether there will be any agreement with any standby purchaser to purchase all or a portion of the shares of common stock not subscribed for by holders of the common stock purchase rights, and if so on what terms and conditions;

         - the treatment of exercises of common stock purchase rights under our stockholders' rights plan and any amendments that may be made to that plan with respect to exercises of those rights;

         - where our common stock purchase rights are attached to, or distributed to holders of, shares of our common stock, the arrangements that must be made by Battle Mountain Canada for equivalent exchangeable share purchase rights that will be attached to, or distributed to holders of, Battle Mountain Canada exchangeable shares; and

         - other terms of the common stock purchase rights and other terms of the offer and sale of the shares of common stock underlying the common stock purchase rights.

PREFERRED STOCK

GENERAL

         Battle Mountain Gold has 50 million shares of preferred stock authorized. Battle Mountain Gold's charter authorizes its board of directors to issue preferred stock in one or more series. For each series, the board of directors can determine the voting rights (which may be greater or lesser than the voting rights of the common stock), dividend rights, dividend rates, conversion rights, redemption rights and terms, liquidation preferences, including sinking fund rights and terms, the number of shares constituting the series and the designation of the series.

$3.25 CONVERTIBLE PREFERRED STOCK

         Battle Mountain Gold currently has 2.3 million shares of $3.25 convertible preferred stock issued and outstanding.

         Holders of convertible preferred stock are entitled to receive, if declared by the board of directors of Battle Mountain Gold, an annual cash dividend of $3.25 per share, payable in equal quarterly installments. Except as required by law or as described in the next sentence, holders of shares of the convertible preferred stock have no voting rights. If dividends on the convertible preferred stock are in arrears for at least six full quarterly dividends, holders of the convertible preferred stock would be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of Battle Mountain Gold ranking on a parity with the convertible preferred stock as to dividends and having similar voting rights) to elect two additional directors until the dividend arrearage is eliminated.

         Each share of convertible preferred stock is convertible at any time, at the option of the holder, into shares of Battle Mountain Gold common stock at a conversion rate of 4.762 shares of Battle Mountain Gold common stock for each share of convertible preferred stock, subject to adjustment under certain circumstances.

         The convertible preferred stock is redeemable at any time on and after May 15, 1996, at the option of Battle Mountain Gold, in whole or in part, in exchange for shares of Battle Mountain Gold common stock at a redemption price of $52.275 per share of convertible preferred stock, and thereafter at prices decreasing ratably annually to $50.00 per share on or after May 15, 2003, plus accrued and unpaid dividends. The number of shares of Battle Mountain Gold common stock to be issued upon the redemption of any share of convertible preferred stock will be equal to the then-current redemption price divided by the lower of:

         - the average of the daily closing prices of the Battle Mountain Gold common stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of any applicable redemption notice; or

         - the closing price of the Battle Mountain Gold common stock on the trading day immediately preceding the first business day immediately preceding the date of any applicable redemption notice.

At no time is the convertible preferred stock redeemable for cash.

         In the event of any liquidation, dissolution or winding up of Battle Mountain Gold, the holders of shares of convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights. The holders of convertible preferred stock and all series or classes of Battle Mountain Gold's stock that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable on such stock.

         The convertible preferred stock is listed for trading on the New York Stock Exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the convertible preferred stock is The Bank of New York.

SERIES A PREFERRED STOCK

         The shares of Series A Preferred Stock are authorized for issuance pursuant to rights that trade with outstanding Battle Mountain Gold common stock and Battle Mountain Canada exchangeable shares, and are reserved for issuance upon the exercise of the rights, as discussed below under the caption "Stockholders' Rights Plan."

UNDESIGNATED PREFERRED STOCK

         This summary of the undesignated preferred stock discusses terms and conditions that Battle Mountain Gold expects will apply to all series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each particular series of preferred stock offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

         The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of any preferred stock being offered by this prospectus. It does not restate the terms and provisions in their entirety. Battle Mountain Gold urges you to read its charter and the applicable certificate of designation because they, and not this description, define the rights of any holders of preferred stock. Battle Mountain Gold has filed its charter as an exhibit to the registration statement which includes this prospectus. Battle Mountain Gold will incorporate by reference as an exhibit to the registration statement the form of any certificate of designation before the issuance of any series of preferred stock.

         Battle Mountain Gold expects the prospectus supplement to include some or all of the following terms:

         -  the designation of the series of preferred stock;

         - the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

         - the dividend rate or rates of the shares, the dates at which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

         - the amounts payable on shares of the preferred stock in the event of the voluntary or involuntary liquidation, dissolution or winding up of Battle Mountain Gold;

         - the redemption rights and price or prices, if any, for the shares of preferred stock;

         - any terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

         - any restrictions on Battle Mountain Gold's ability to make payments on any of its capital stock if dividend or other payments are not made on the preferred stock;

         - any voting rights granted to the holders of the shares of preferred stock in addition to those required by Nevada law or Battle Mountain Gold's charter;

         - whether the shares of preferred stock will be convertible into shares of Battle Mountain Gold's common stock or any other class of its capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

         - any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Nevada law or Battle Mountain Gold's charter;

         -  any listing of the preferred stock on any securities exchange; and

         - the federal income tax considerations applicable to the preferred stock.

         Subject to Battle Mountain Gold's charter and to any limitations imposed by any then-outstanding preferred stock, Battle Mountain Gold may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions, as its board of directors determines, and without further action of its stockholders, including holders of its then-outstanding preferred stock, if any.

STOCKHOLDERS' RIGHTS PLAN

         In November 1998, the board of directors amended Battle Mountain Gold's stockholders' rights plan to extend and modify the plan that was originally adopted in November 1988 and amended and restated in July 1996. Under our stockholders' rights plan, one right is attached to each outstanding share of common stock. Under a separate agreement, equivalent rights attach to each exchangeable share. The rights trade automatically with shares of common stock and exchangeable shares and become exercisable only under certain circumstances described below.

         The purpose of the rights is to encourage potential acquirors to negotiate with Battle Mountain Gold's board of directors before attempting a takeover bid and to provide our board of directors with leverage in negotiating on behalf of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They are not designed to prevent any merger or other business combination approved by our board of directors.

         The following description is a summary of all the material terms of the stockholders' rights plan. It does not restate these terms in their entirety. We urge you to read the stockholders' rights plan because it, and not this description, defines the terms and provisions of our plan. Our plan is an exhibit to our registration statement on Form 8-A/A, which we filed with the Securities and Exchange Commission on November 18, 1998 and which is incorporated by reference as an exhibit to the registration statement that includes this prospectus. You may obtain a copy at no charge by writing to us at the address listed under the caption "Where You Can Find More Information."

EXERCISE OF RIGHTS

         Until a right is exercised, the holder of a right will not have any rights as a stockholder. If the rights become exercisable, holders of the rights will be able to purchase from Battle Mountain Gold 1/100th of a share of Battle Mountain Gold's Series A preferred stock, at a purchase price of $60, subject to adjustment.

         In general, the rights will become exercisable upon the earlier of:

         - ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Battle Mountain Gold's common stock; or

         - ten business days after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of Battle Mountain Gold's common stock.

         For purposes of the rights, beneficial ownership of Battle Mountain Canada exchangeable shares is treated as beneficial ownership of Battle Mountain Gold common stock and calculations of percentage ownership, the number of shares outstanding and related provisions are made on a basis that treats the common stock and exchangeable shares as though they are the same security.

         Noranda, Inc., a Canadian corporation, currently owns beneficially approximately 28% of Battle Mountain Gold's common stock; however, its ownership will not cause the rights to be exercisable unless it or any of its affiliates purchase or otherwise become the beneficial owner of any additional shares of Battle Mountain Gold common stock; provided that the rights will not be exercisable if:

         - Noranda, together with all of its affiliates, is not then the beneficial owner of 20% or more of the shares of Battle Mountain Gold common stock and Battle Mountain Canada exchangeable shares then outstanding or

         - in case Noranda becomes the beneficial owner of such additional shares as a result of the acquisition of another person or becomes an affiliate of another person as a result of a bona fide transaction undertaken primarily for another purpose not related to the acquisition of beneficial ownership of shares of Battle Mountain Gold common stock and not for any purpose with any effect of changing or influencing control of Battle Mountain Gold, Noranda promptly divests or causes to be divested the additional shares or the shares owned beneficially by the affiliate.

         The rights agreement also provides that neither Noranda's acquisition of Battle Mountain Gold common stock upon its exchange of exchangeable shares, nor a transfer by Noranda of all its common stock or exchangeable shares to one other party, or the subsequent transfer by that party to another single party, will cause the rights to be exercisable when neither Noranda nor the subsequent acquiror beneficially owns any additional common stock or exchangeable shares at the time of the acquisition. The rights will become exercisable if either Noranda or the subsequent acquiror thereafter becomes the beneficial owner of any additional exchangeable shares or shares of common stock unless:

         - Noranda or the subsequent acquiror, together with that party's respective affiliates, beneficially owns less than 20% of total outstanding shares of common stock and exchangeable shares then outstanding; or

         - Noranda's or the subsequent acquiror's increase in beneficial ownership is solely the result of a decrease in the number of common shares or exchangeable shares outstanding.

FLIP-IN EVENT

         We refer to the following as a "flip-in event":

         - Battle Mountain Gold is the surviving corporation in a merger with an acquiring person and the Battle Mountain Gold common stock is not changed or exchanged,

         - a person becomes the beneficial owner of 30% or more of the then outstanding shares of Battle Mountain Gold common stock, except pursuant to a tender or exchange offer for all outstanding shares of Battle Mountain Gold common stock at a price and on terms that a majority of the independent directors of Battle Mountain Gold determines to be fair to and otherwise in the best interests of Battle Mountain Gold and its stockholders,

         - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement or

         - during such time as there is an acquiring person, an event involving Battle Mountain Gold or a subsidiary of Battle Mountain Gold occurs that results in such ownership interest being increased by more than 1% (e.g., a reverse stock split), at any time following the date the rights become exercisable.

         If at any time after the rights become exercisable a flip-in event occurs, each right (other than rights held by an acquiring person) will then entitle its holder to receive, upon exercise, a number of shares of Battle Mountain Gold common stock having a value equal to twice the exercise price of the rights. Holders of exchangeable shares have an equivalent right to acquire additional exchangeable shares after a flip-in event occurs.

FLIP-OVER EVENT

         If at any time after the rights become exercisable, Battle Mountain Gold is acquired in a merger or other transaction in which Battle Mountain Gold does not survive or in which its common stock is changed or exchanged or 50% or more of Battle Mountain Gold's assets or earning power is sold or transferred, then each holder of a right (and each holder of equivalent rights regarding the exchangeable shares) will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction having a value equal to two times the exercise price of the right. Battle Mountain Gold refers to this occurrence as a "flip-over event."

REDEMPTION OF RIGHTS

         At any time until 10 days following the rights becoming exercisable, Battle Mountain Gold may redeem the rights at a price of $.01 per right, payable, at the option of Battle Mountain Gold, in cash, shares of Battle Mountain Gold common stock (or additional exchangeable shares, in the case of rights relating to the exchangeable shares) or such other consideration as the board of directors may determine. The rights will expire on the close of business on November 10, 2008, subject to earlier expiration or termination as described in its stockholder rights plan.

         Any provisions of the rights agreement, other than those relating to the principal economic terms, may be amended by Battle Mountain Gold's board of directors prior to the date the rights become exercisable. After the distribution date, the board of directors may amend the rights agreement to cure any ambiguity or to shorten or lengthen any time period under the rights agreement provided that: (i) such changes do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, (ii) no amendment to the time period may be made at such time as the rights are not redeemable and (iii) no amendment may be made to the provision exempting subsequent acquirers from the definition of acquiring person without the consent of Noranda, or any party that has acquired its shares directly from Noranda.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF BATTLE MOUNTAIN GOLD'S CHARTER AND BYLAWS AND NEVADA LAW

         Battle Mountain Gold's charter and bylaws include provisions designed to prevent the use of certain tactics in connection with a potential takeover of Battle Mountain Gold. Please refer to Battle Mountain Gold's charter and bylaws that are incorporated by reference into the registration statement that includes this prospectus. You may obtain copies at no charge by writing to Battle Mountain Gold at the address listed under the caption "Where You Can Find More Information."

         The provisions of Section 78.378 of the Nevada General Corporation Law have a similar anti-takeover effect.

BATTLE MOUNTAIN GOLD'S BYLAWS

         Battle Mountain Gold's board of directors is divided into three classes, with directors serving staggered three-year terms. As a result, less than a majority of the board can be replaced in any one year.

BATTLE MOUNTAIN GOLD'S CHARTER

         Article Eight generally stipulates that the affirmative vote of 80% of Battle Mountain Gold's voting shares is required to adopt any agreement for the merger or consolidation with or into any other corporation which is the beneficial owner of 5% or more of

Battle Mountain Gold's voting shares. Article Eight further provides that such 80% approval is necessary to authorize any sale or lease of assets between Battle Mountain Gold and any beneficial holder of 5% or more of Battle Mountain Gold's voting shares.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS UNDER NEVADA LAW

         As defined in Section 78.423 of the Nevada General Corporation Law, an "interested stockholder" is any person who owns 10% or more of the voting power of the outstanding shares of a corporation or is an affiliate or associate of the corporation owning 10 percent of the voting power within three years before the date in question.

         Section 78.438 of the Nevada General Corporation Law prevents a resident domestic corporation from engaging in any combination with an interested stockholder for a period of three years after the date of the interested stockholder's date of acquiring shares, unless before the interested stockholder's date of acquiring shares, the board of directors of the corporation approved the purchase of shares made by the interested stockholder on such date.

         Section 78.439 et seq. of the Nevada General Corporation Law prevents a resident domestic corporation from engaging in any combination with an interested stockholder after the expiration of three years after the interested stockholder's date of acquiring shares unless:

         The combination meets all of the requirements of the articles of incorporation of the resident domestic corporation AND either:

         - the combination is approved by the board of directors of the corporation before the interested stockholder acquires the shares; OR

         - the combination is approved by a vote of the majority of the other stockholders at a meeting called for that purpose no earlier than three years after the interested stockholder's date of acquiring shares; OR

         ALL of the following requirements are met:

         - the aggregate amount of consideration to be received per share by all of the other holders of outstanding common shares immediately before the date of consummation is at least equal to the higher of the following:

            - the highest price per share paid by the interested shareholder, at a time when he was the beneficial owner of 5% of the outstanding voting shares of the corporation, for any common shares of the same class acquired within three years before the date of announcement, or within three years before the date he became an interested stockholder, whichever is higher, plus interest; or

            - the market value per common share on the date of announcement or on the date of the interested stockholder acquiring shares, whichever is higher, plus interest;

         - the aggregate amount of consideration to be received per share by all of the other stockholders (of other than common shares) immediately before the date of consummation is at least equal to the higher of the following, regardless of whether or not the interested shareholder had previously acquired any shares of the class or series:

            - the highest price per share paid by the interested shareholder, at a time when he was the beneficial owner of 5% of the outstanding voting shares of the corporation, for any shares of the same class acquired within 3 years before the date of announcement, or within three years before the date he became an interested stockholder, whichever is higher, plus interest;

            - the highest preferential amount per share to which the holders of shares of the class or series of shares are entitled in the event of a voluntary liquidation, dissolution or winding up of the corporation, plus the amount of the dividends to which the holders are entitled before payment of dividends to some other class or series of shares; or

            - the market value per share of the class or series of shares on the date of announcement or on the date of the interested stockholder acquiring shares, whichever is higher, plus interest;

         - the consideration to be received by holders of outstanding shares of the corporation in the combination must be in cash or in the same form as the interested stockholder has used to acquire the largest number of shares of the class or series previously acquired by it, and the consideration must be distributed promptly; and

         - the interested stockholder has not become the beneficial owner of any additional voting shares of the corporation between the date of acquiring shares and the date of consummation except:

            - as part of the transaction that resulted in his becoming an interested shareholder;

            - through proportionate splitting of shares, dividends distributed in shares, or other distributions of shares not constituting a combination;

            -  through a combination meeting all of the foregoing requirements;
               or

            - through a purchase at a price that meets all the foregoing requirements.


                        DESCRIPTION OF DEPOSITARY SHARES

         The following description, together with each applicable prospectus supplement, summarizes all the material terms and provisions of the depositary shares that Battle Mountain Gold may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before Battle Mountain Gold issues any depositary shares.

         This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions generally applicable to these types of securities. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

GENERAL

         Battle Mountain Gold may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, Battle Mountain Gold will issue "depositary receipts" for these "depositary shares." Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. Battle Mountain Gold will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

         In order to issue depositary shares, Battle Mountain Gold will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share of preferred stock held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

         Pending the preparation of definitive engraved depositary receipts, a depositary may, upon Battle Mountain Gold's written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. Battle Mountain Gold will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for such definitive depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

         The depositary will distribute all cash and non-cash distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that the distribution cannot be made proportionately or that it may not be feasible to make the distribution. If so, the depositary will, with Battle Mountain Gold's approval, adopt a method it deems equitable and practicable to effect the distribution, including the sale, public or private, of the securities or other non-cash property it receives in the distribution at a place and on terms it deems proper. The amounts distributed by the depositary will be reduced by any amount required to be withheld by Battle Mountain Gold or the depositary on account of taxes.

REDEMPTION OF DEPOSITARY SHARES

         If Battle Mountain Gold redeems the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that Battle Mountain Gold has redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that Battle Mountain Gold paid for the underlying preferred stock. If Battle Mountain Gold redeems less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

         After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

         Battle Mountain Gold will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

WITHDRAWAL OF PREFERRED STOCK

         When a holder surrenders depositary receipts at the trust services office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "re-deposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

         Battle Mountain Gold and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

         Battle Mountain Gold can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then-outstanding at least 30 days prior to the date fixed for termination.

CHARGES OF DEPOSITARY

         Battle Mountain Gold will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. Battle Mountain Gold will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary shares will be required to pay transfer and other taxes and government charges, as provided in the deposit agreement.


RESIGNATION AND REMOVAL OF DEPOSITARY

         The depositary may resign at any time by delivering written notice of its decision to Battle Mountain Gold. Battle Mountain Gold may remove the depositary at any time. Any resignation or removal will take effect when Battle Mountain Gold appoints a successor depositary. Battle Mountain Gold must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50 million.

MISCELLANEOUS

         Battle Mountain Gold will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from Battle Mountain Gold to the holders of depositary shares.

         Neither the depositary nor Battle Mountain Gold will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both Battle Mountain Gold and the depositary will be obligated to use their best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Battle Mountain Gold and the depositary will be liable only for gross negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Battle Mountain Gold and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party's risk to a satisfactory and customary level. Battle Mountain Gold and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

         The applicable prospectus supplement will identify the depositary's trust services office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if Battle Mountain Gold redeems shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

TITLE

         Battle Mountain Gold, each depositary and any agent of Battle Mountain Gold or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary. See "Book-Entry Securities" below.


                         DESCRIPTION OF DEBT SECURITIES

         Debt securities may be issued from time to time in one or more series by Battle Mountain Gold. The following description, together with each applicable prospectus supplement, summarizes all the material terms and provisions of the debt securities that we may offer under this prospectus and the related trust indenture. The indenture under which debt securities will be issued contains additional important terms and provisions and is or will be filed as an exhibit to the registration statement that includes this prospectus.

         This summary of the indenture and the debt securities relates to terms and conditions generally applicable to the debt securities. The particular terms of any series of debt securities offered by a particular prospectus supplement will be summarized in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below.

         Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities under an indenture entered into between us and Chase Bank of Texas, National Association, as trustee. We may offer debt securities under this prospectus only up to an aggregate initial offering price of $150 million. However, the indenture does not limit the amount of debt securities we may issue under the indenture and provides that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to other registration statements under the Securities Act of 1933, as amended. Those debt securities will not be considered in determining the aggregate amount of securities issued under this prospectus.

         Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

         Unless otherwise indicated in the applicable prospectus supplement, the payment of principal of, and any premium and interest on, the debt securities will rank equally and ratably with unsecured unsubordinated indebtedness of the issuer. Principal and any premium and any interest will be payable, and the debt securities will be transferable, at the trust services office of the appropriate trustee, unless we specify otherwise in the accompanying prospectus supplement. At our option, however, payment of interest may be made by check mailed to the registered holders of the debt securities at their registered addresses.

         We will describe special U.S. federal income tax and other considerations relating to debt securities denominated in foreign currencies or units of two or more foreign currencies in the applicable prospectus supplement.

         Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

GENERAL

         The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include, among others:

         - the designation, aggregate principal amount and authorized denominations of the debt securities;

         -  the date or dates on which the debt securities will mature;

         - the percentage of the principal amount at which the debt securities will be issued;

         - the date or dates on which the principal of the debt securities will be payable;

         - whether the debt securities are convertible into or exchangeable for common stock or other securities of Battle Mountain Gold or any other entity, and if so, the terms governing conversion;

         - whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

         - whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

         - the currency or currencies or units of two or more currencies or other consideration in which debt securities are denominated, for which they may be purchased, or in which principal and any premium and interest is payable;

         - if the currency or currencies or currency unit or units or other consideration for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

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

         - the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

         - the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

         - a description of any provisions providing for redemption, exchange or conversion of the debt securities, mandatorily or at our option or a holder's option, and the terms and provisions of such redemption, exchange or conversion;

         - a description of any provisions providing for the priority, equality, subordination or other relationship of the rights of holders of the debt securities to the rights of holders of other obligations of the issuer;

         - information with respect to book-entry procedures relating to global debt securities;

         -  any redemption or sinking fund terms;

         - whether and under what circumstances we will pay "additional amounts," as defined in the indenture, on the debt securities to any holder who is a "United States alien," as defined in the indenture, in respect of any tax, assessment or governmental charge and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay any additional amounts - - and the term "interest" as used in this prospectus includes all such additional amounts;

         - any events of default or covenants of Battle Mountain Gold with respect to the debt securities of a certain series that are different from those described in this prospectus;

         - if either or both of the provisions of the indenture relating to defeasance or the provisions of the indenture relating to covenant defeasance is not applicable to the debt securities, or if any covenants in addition to those specified in the provisions of the indenture relating to covenant defeasance are subject to covenant defeasance;

         - any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

         - any index or other method used to determine the amount of or consideration to be used for payments of principal of, and any premium and interest on, the debt securities; and

         -  any other specific terms of the debt securities.

         We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not all bear interest at the same rate or mature on the same date.

         If any of the debt securities are sold for foreign currencies or foreign currency units or other consideration or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units or other consideration, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities and such foreign currencies or foreign currency units or other consideration in the applicable prospectus supplement.

         Other than as may be described in a prospectus supplement, the indenture does not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

INTEREST RATES AND DISCOUNTS

         The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

         We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series of that kind will be described in the applicable prospectus supplement.

EXCHANGE, REGISTRATION AND TRANSFER

         Registered securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder may choose, upon written request, and subject to the terms of the indenture, to exchange bearer securities and the appropriate related coupons of that series into registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Bearer securities with attached coupons surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for interest payment shall be surrendered without the coupon relating to the interest payment date. Interest will not be payable with respect to the registered security issued in exchange for that bearer security. That interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

         Holders may present registered securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents initially designated by us with respect to any series of debt securities in addition to the security registrar, we may at any time rescind the designation of any of those transfer agents or approve a change in the location through which any of those transfer agents acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each place of payment for that series, and if debt securities of a series are issuable as bearer securities, we will be required to maintain a transfer agent in a place of payment for that series located in Europe in addition to the security registrar. We may at any time designate additional transfer agents with respect to any series of debt securities.

         In the event of any redemption, we will not be required to:

         - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

         - register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

PAYMENT AND PAYING AGENTS

         Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, bearer securities will be payable in accordance with any applicable laws and regulations, at the offices of those paying agents outside the United States that we may designate at various times. We will make interest payments on bearer securities and the attached coupons on any interest payment date only against surrender of the coupon relating to that interest payment date. No payment with respect to any bearer security will be made at any of our offices or agencies in the United States by check mailed to any U.S. address or by transfer to an account maintained with a bank located in the United States. However, if, but only if, payment in U.S. dollars of the full amount of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, then those payments will be made at the office of our paying agent in the Borough of Manhattan, The City of New York.

         Unless we specify otherwise in the applicable prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any

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

installment of interest on registered securities to the person in whose name that registered security is registered at the close of business on the regular record date for such interest.

         Unless we specify otherwise in the applicable prospectus supplement, the global trust services office of the trustee's agent, The Chase Manhattan Bank, in the Borough of Manhattan, The City of New York, will be designated:

         - as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities; and

         - as our paying agent in the Borough of Manhattan, The City of New York, for payments with respect to debt securities, subject to the limitation described above in the case of bearer securities, that are issuable solely as bearer securities or as both registered securities and bearer securities.

         We will name any paying agents outside the United States and any other paying agents in the United States initially designated by us for the debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a paying agent in each place of payment for that series. If debt securities of a series are issuable as bearer securities, we will be required to maintain:

         - a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstance described above, but not otherwise; and

         - a paying agent in a place of payment located outside the United States where debt securities of that series and any attached coupons may be presented and surrendered for payment.

         However, if the debt securities of that series are listed on the Toronto Stock Exchange, the London Stock Exchange, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and if the stock exchange requires it, we will maintain a paying agent in Toronto, London or Luxembourg or any other required city located outside the United States for those debt securities.

         All moneys we pay to a paying agent for the payment of principal of, and any premium or interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will, unless otherwise required by mandatory provisions of applicable escheat or abandoned or unclaimed property laws, look only to us for payments out of those repaid amounts.

GLOBAL SECURITIES

         The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

         -  by the applicable depositary to a nominee of the depositary;

         -  by any nominee to the depositary itself or another nominee; or

         - by the depositary or any nominee to a successor depositary or any nominee of the successor.

         We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

         When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests

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

through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

         As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

         - will not be entitled to have any of the underlying debt securities registered in their names;

         - will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

         - will not be considered the owners or holders under the indenture relating to those debt securities.

         Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

         We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Those payments will be the sole responsibility of those participants.

         If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

         For a description of the depository arrangements for global securities held by The Depository Trust Company, see "Book-Entry Securities."

THE INDENTURE INCLUDES EVENTS OF DEFAULT

         Unless otherwise specified in the applicable prospectus supplement, any one of the following events will, in addition to any other event of default provided with respect to the debt securities of that series and described in the prospectus supplement, constitute an "event of default" under the indenture with respect to the debt securities of any series:

         - if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

         - if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

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

         - if we fail to perform, or we breach any of our other covenants or warranties in the indenture -- other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than the debt securities -- and that breach of failure continues for 120 days after written notice as provided in the indenture; and

         - certain events of bankruptcy, insolvency or reorganization involving us.

         If an event of default with respect to the debt securities of any series, other than an event of default described in the last item above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of that series may, under certain circumstances, rescind and annul such acceleration. If an event of default described in the last two items above occurs, the principal amount and accrued interest -- or a lesser amount as provided for in the debt securities of that series -- will become immediately due and payable without any declaration or other act by the trustee or any holder.

         Within 90 days after the occurrence of any event of default under the indenture with respect to the debt securities of any series, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. However, except in the case of a payment default, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

         If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

         Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying of the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that:

         -  have become due and payable;

         -  will become due and payable within one year; or

         -  are scheduled for redemption within one year.

         To discharge the obligations with respect to a series of debt securities, we must deposit with the trustee, in trust, an amount in U.S. dollars or in the foreign currency, currencies, units or other consideration in which those debt securities are payable, sufficient to pay the entire amount of principal of, and any premium and interest on, those debt securities to the date of the deposit if those debt securities have become due and payable or to the maturity of the debt securities, as the case may be.

         The indenture provides that, unless certain specified provisions of the indenture are made inapplicable to the debt securities, we may elect either:

         - to defease and be discharged from any and all obligations with respect to those debt securities, which we refer to as "legal defeasance"; or

         - to be released from our obligations with respect to such debt securities under our covenants specified in the applicable prospectus supplement, which we refer to as "covenant defeasance."

         In the case of legal defeasance, we will still retain some obligations in respect of the debt securities, including obligations:

         - to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on the debt securities;

         -  to register the transfer or exchange of the debt securities;

         -  to replace mutilated, destroyed, lost or stolen debt securities; and

         - to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust.

         After a covenant defeasance, any omission to comply with the obligations or covenants that have been defeased will not constitute a default or an event of default with respect to the debt securities.

         To elect either legal defeasance or covenant defeasance, we must deposit with the trustee, in trust, an amount, in U.S. dollars or in a foreign currency or currencies, or other consideration in which the relevant debt securities are payable at stated maturity, or if applicable in government obligations, as defined below, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on those debt securities on their scheduled due dates.

         In addition, we can only elect legal defeasance or covenant defeasance if, among other things:

         - the applicable defeasance does not result in a breach or violation of, or constitute a default under, the indenture;

         - no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust; and

         - we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

         The indenture deems a foreign currency to be any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States or by any recognized confederation or association of governments.

         The indenture defines government obligations as securities that are not callable or redeemable at the option of the issuer or issuers thereof and are:

         - direct obligations of the United States or the government or the governments in the confederation which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

         - obligations of a person or entity controlled or supervised by and acting as an agency or instrumentality of the United States or the government or governments which issued the foreign currency in which the debt securities of a particular series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or that other government or governments.

         Government obligations also include a depository receipt issued by a bank or trust company as custodian with respect to any government obligation described above or a specific payment of interest on or principal of or any other amount with respect to any government obligation held by that custodian for the account of the holder of such depository receipt, as long as, except as required by law, that custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by the depository receipt.

         Unless we disclose otherwise in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect legal defeasance or covenant defeasance with respect to debt securities of any series, either:

         - the holder of a debt security of that series is entitled to, and does, elect to receive payment in a currency other than that in which such deposit has been made in respect of that debt security; or

         - a conversion event, as defined below, occurs in respect of the foreign currency in which the deposit has been made,

the indebtedness represented by that debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and any premium and interest on, that debt security as that debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of that debt security into the currency in which that debt security becomes payable as a result of the election or conversion event based on:

         - in the case of payments made pursuant to the first of the two items in the list above, the applicable market exchange rate for the currency in effect on the second business day prior to the date of the payment; or

         - with respect to a conversion event, the applicable market exchange rate for such foreign currency in effect, as nearly as feasible, at the time of the conversion event.

         The indenture defines a "conversion event" as the cessation of use of:

         - a foreign currency other than the ECU both by the government of the country or the confederation which issued such foreign currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

         - the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or

         - any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium and interest on, any debt security that are payable in a foreign currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

         If we effect a covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default other than an event of default with respect to which there has been covenant defeasance, the amount in the foreign currency in which the debt securities are payable, and government obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable for payment of the amounts due at the time of acceleration.

         The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

         Under the indenture, we are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an event of default.

MODIFICATION AND WAIVER

         We and the trustee may modify the indenture or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification or waiver.

However, provisions of the indenture may not be waived or modified without the consent of the holder of each debt security affected thereby if the modification or waiver would:

         - change the stated maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any additional amounts with respect to, any debt security;

         - reduce the principal amount of, or premium or interest on, or any additional amounts with respect to, any debt security;

         - change the coin or currency or other consideration in which any debt security or any premium or any interest on such debt security or any additional amounts with respect to the debt security is payable;

         - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities or, in the case of redemption, exchange or conversion, on or after the redemption, exchange or conversion date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date;

         - reduce the percentage and principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

         - change any of our obligations to maintain an office or agency in the places and for the purposes required by the indenture; or

         -  modify any of the above provisions.

         The holders of at least a majority in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

         -  a payment default with respect to debt securities of that series; or

         - a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey, transfer or lease our properties and assets substantially as an entirety to, any other person or persons (whether or not affiliated with us). We may also permit any of those persons to consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, as long as any successor person assumes our obligations on the debt securities and that after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing, and as long as some other conditions are met.

                             DESCRIPTION OF WARRANTS

         Battle Mountain Gold may issue warrants for the purchase of debt securities, preferred stock or common stock and related preferred share purchase rights. Warrants may be issued independently or together with debt securities, preferred stock or common stock and related preferred share purchase rights offered by any prospectus supplement and may be attached to or separate from any such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Battle Mountain Gold and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Battle Mountain Gold in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreements.

         Reference is made to the prospectus supplement relating to the particular issue of warrants offered thereby for the terms of such warrants, including, where applicable:

         - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

         - the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

         - the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

         - the date on which the right to exercise such warrants shall commence and the date on which such right expires;

         -  U.S. federal income tax consequences applicable to such warrants;
            and

         -  any other terms of such warrants.

         Warrants for the purchase of preferred stock and common stock will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

         Each warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the date on which such right expires (or such later date to which such expiration date may be extended by Battle Mountain Gold), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

         Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of such warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

                              BOOK-ENTRY SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than common stock, in the form of one or more book-entry certificates registered in the name of a depositary or a nominee of a depositary. Unless otherwise specified in the applicable prospectus supplement, the depositary will be The Depository Trust Company, referred to below as "DTC." We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

         No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

         DTC has informed us that it is:

         - a limited purpose trust company organized under New York banking laws;

         - a "banking organization" within the meaning of the New York banking laws;

         -  a member of the Federal Reserve System;

         - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         - a "clearing agency" registered under the Securities Exchange Act of 1934, as amended.

         DTC has also informed us that it was created to:

         -  hold securities for "participants"; and

         - facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

         Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

         Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

         Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

         DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

         DTC has further advised us that its management is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its computer systems, as they relate to the timely payment of distributions to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed prior to December 31, 1999.

         However, DTC's ability to perform properly its services is also dependent upon other parties, including issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed its participants and other members of the financial community that it is contacting and will continue to contact third party vendors from whom it acquires services to impress upon them the importance of such services being Year 2000 compliant and determine the extent of their efforts for Year 2000 remediation -- and, as appropriate, testing -- of their services. In addition, DTC is in the process of developing contingency plans that it considers appropriate.

         According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

         Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

         - DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when DTC is required to be so registered; or

         - we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

         Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

         If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

         Except as described above:

         - a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us; and

         - DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

         None of Battle Mountain Gold, the trustees, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                              PLAN OF DISTRIBUTION

         We may issue, offer, sell or otherwise distribute the securities through agents, through or to underwriters or dealers, or directly.

         We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

         If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

         We may also sell securities directly to one or more purchasers without using underwriters or agents.

         Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933, as amended. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

         Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

         Any common stock purchase rights we issue will be attached to specified outstanding securities of Battle Mountain Gold, or will be distributed to the holders of specified outstanding securities of Battle Mountain Gold, as of a specified record date. Any shares of common stock offered pursuant to such common stock purchase rights will be issued by Battle Mountain Gold directly to the holders exercising the common stock purchase rights. Battle Mountain Gold may elect to retain dealer-managers or other agents in connection with any common stock purchase rights offering to provide marketing assistance or to solicit exercises of common stock purchase rights. The identity of any such dealer-managers or other agents and the compensation to be provided by Battle Mountain Gold to such dealer-managers or other agents will be described in the related prospectus supplement.

         If common stock purchase rights are issued, we may enter into arrangements with one or more standby purchasers, which could include one or more existing holders of our outstanding securities, providing for the sale to the standby purchasers of all or a portion of the shares of common stock not subscribed for by holders of the common stock purchase rights. In that case, the relevant prospectus supplement will describe the standby purchaser or purchasers, any material relationships with Battle Mountain Gold and the terms and conditions of the standby purchase arrangements.

TRADING MARKETS AND LISTING OF SECURITIES

         Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchanges and the Frankfurt Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

         Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                  LEGAL MATTERS

         The legality of the securities will be passed upon for Battle Mountain Gold by its Vice President, General Counsel and Secretary, Greg V. Etter. As of the date of this prospectus, Mr. Etter owns approximately 4,534 shares of Battle Mountain Gold common stock through Battle Mountain Gold's 401(k) savings plan and holds employee stock options to purchase 183,000 shares of Battle Mountain Gold common stock, of which options to purchase 43,350 shares are currently exercisable.


         Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, our outside legal counsel, and Mr. Etter will issue opinions about some legal matters in connection with each offering and issuance of securities pursuant to this prospectus.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities are as follows:

                   Securities and Exchange Commission filing fee.....  $  41,700
                   Rating agency fees................................     25,000
                   Legal fees and expenses...........................    100,000
                   Accounting fees and expenses......................     50,000
                   Trustee's fees and expenses.......................     10,000
                   Printing and engraving............................    100,000
                   Miscellaneous.....................................     23,300
                                                                       ---------
                             Total...................................  $ 350,000
                                                                       =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VII of the Battle Mountain Gold Bylaws provides for the indemnification of officers and directors of Battle Mountain Gold to the extent authorized by the Nevada General Corporation Law. Pursuant to Section 78.7502 of the Nevada General Corporation Law, Battle Mountain Gold generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments and amounts paid in settlements incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Battle Mountain Gold and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is finally adjudged to be liable to Battle Mountain Gold or for amounts paid in settlement, unless and only to the extent the court determines that indemnification is appropriate. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         Section 78.752 of the Nevada General Corporation Law also enables a corporation to purchase and maintain insurance for its present and former directors, officers, employees and agents. Accordingly, Battle Mountain Gold has provided liability insurance for each director and officer for certain losses arising from claims or charges made against him while acting in his capacity as a director or officer of Battle Mountain Gold, including liabilities under federal securities laws.

         The above discussion of Battle Mountain Gold's Bylaws and of Sections
78.7502 and 78.752 of the Nevada General Corporation Law is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws and statute.

         Additionally, Article Tenth of Battle Mountain Gold's charter limits the liability of Battle Mountain Gold's directors and officers under certain circumstances. Article Tenth states:

         No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer:

         - for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

         - the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law.

         Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         Reference is made to the form of underwriting agreements to be incorporated by reference in this registration statement for a description of the indemnification arrangements Battle Mountain Gold agrees to in connection with offerings of the securities registered by this registration statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.             DOCUMENT
-----------             --------
     +1        --       The form of any underwriting agreement will be filed as an exhibit to a current report of Battle Mountain Gold and incorporated in this registration statement by reference.

     *2(a)     --       Plan of Arrangement of Hemlo Gold Mines Inc. under Section 182 of the Business Corporations Act (Ontario) (Annex D to Exhibit 20(a),
                        Joint Management Information Circular and Proxy statement, to Battle
                        Mountain Gold's Current Report on Form 8-K dated June 11, 1996).

     *2(b)     --       Combination Agreement effective as of March 11, 1996 by and between
                        Battle Mountain Gold and Hemlo Gold Mines Inc. (Annex C to Exhibit 20(a),
                        Joint Management Information Circular and Proxy Statement, to Battle
                        Mountain Gold's Current Report on Form 8-K dated June 11, 1996).

     *3(a)     --       Restated Articles of Incorporation of Battle Mountain Gold, as amended and restated through July 19, 1996 (Exhibit 3(a) to Battle Mountain Gold's
                        Annual Report on Form 10-K for the year ended December 31, 1996).

     *3(b)     --       Bylaws of Battle Mountain Gold, as amended through March 21, 1997
                        (Exhibit 3(d) to Battle Mountain Gold's Annual Report on Form 10-K/A for
                        the year ended December 31, 1996).

     *4(a)     --       Rights Agreement, dated November 10, 1988, as amended and restated as of July 19, 1996, between Battle Mountain Gold and The Bank of New York, as Rights Agent (Exhibit 4(e) to Battle Mountain Gold's Current Report on
                        Form 8-K dated July 19, 1996).

     *4(b)     --       Third Amendment to Rights Agreement, dated and effective as of November 10,
                        1998, between Battle Mountain Gold and The Bank of New York, as Rights
                        Agent (Exhibit 4(a)(2) to Battle Mountain Gold's Annual Report on Form 10-K
                        for the fiscal year ended December 31, 1998).

     *4(c)     --       Certificate of Designations, Preferences and Rights of $3.25 Convertible
                        Preferred Stock of Battle Mountain Gold as filed with the Secretary of State of the State of Nevada on May 18, 1993 (incorporated by reference to Exhibit 4(b)
                        to Battle Mountain Gold's current report on Form 8-K dated July 19, 1996).

     +4(d)     --       The form of any Deposit Agreement, with the related form of Depositary Receipt, will be filed as an exhibit to a current report of Battle Mountain Gold and incorporated in this registration statement by reference.

     @4(e)     --       Form of Indenture between Battle Mountain Gold and Chase Bank of Texas,
                        National Association, as Trustee governing the debt securities.

     *4(f)     --       Voting, Support and Exchange Trust Agreement dated as of July 19, 1996 between Battle Mountain Gold, Hemlo Gold Mines Inc. and CIBC Mellon Trust
                        Company (as successor to The R-M Trust Company) (Annex E to Exhibit 20(a),
                        Joint Management Information Circular and Proxy Statement, to Battle Mountain
                        Gold's Current Report on Form 8-K dated June 11, 1996).

     *4(g)     --       Fiscal and Paying Agency Agreement, dated as of January 4, 1990, between
                        Battle Mountain Gold and Citibank, N.A., Fiscal Agent (Exhibit 4(c) to Battle
                        Mountain Gold's Annual Report on Form 10-K for the year ended December 31, 1989).

     @5        --       Opinion of Greg V. Etter, Esq., General Counsel and Secretary of Battle
                        Mountain Gold.

    *10        --       Credit Agreement, dated October 1, 1999, between Canadian Imperial Bank of Commerce and Battle Mountain Canada Ltd. (Exhibit 10 to Battle Mountain Gold's Current Report
                        on Form 8-K dated October 12, 1999)

    @12        --       Statement of computation of ratio of earnings to combined fixed charges and preferred stock dividends.

    @23(a)     --       Consent of Greg V. Etter, Esq., General Counsel and Secretary of
                        Battle Mountain Gold (included in Exhibit 5)

     23(b)     --       Consent of PricewaterhouseCoopers LLP, independent accountants.

                                          II-2

EXHIBIT NO.             DOCUMENT
-----------             --------

    @23(c)     --       Consent of Mayor, Day, Caldwell & Keeton, L.L.P.

     23(d)     --       Consent of PricewaterhouseCoopers, independent accountants.

    @25        --       Statement of Eligibility and Qualification under Trust Indenture Act of
                        1939 of Chase Bank of Texas, National Association, Trustee, on Form T-1.

    *99(a)     --       Specimen Stock Certificate for the Common Stock of Battle Mountain Gold
                        (Exhibit 4(b) to Battle Mountain Gold's Annual Report on Form 10-K for
                        the year ended December 31, 1998).

    *99(b)     --       Specimen Stock Certificate for the Preferred Stock of Battle Mountain
                        Gold (Exhibit 1 to Battle Mountain Gold's Form 8-A dated May 10, 1993).


----------------------------
+ To be incorporated by reference from a subsequently filed document if applicable.
* Incorporated by reference from previously filed documents as indicated. @ Previously filed as an Exhibit to this Registration Statement.

ITEM 17. UNDERTAKINGS

          (a)  The undersigned registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrar pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

               (2) that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

               (5) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or
               (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

               (6) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offer of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 1st day of November, 1999.


                                        BATTLE MOUNTAIN GOLD COMPANY



                                        By: /s/ JOHN A. KEYES
                                           -------------------------------------
                                                    John A. Keyes
                                           President and Chief Operating Officer

                                           Date: November 1, 1999


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                  TITLE                                DATE
---------                                  -----                                ----
(a)  Principal Executive Officer


/s/ KARL E. ELERS                          Chief Executive                   November 1, 1999
------------------------------------       Officer and Director
         Karl E. Elers

(b)  Principal Financial Officer


/s/ PHILLIPS S. BAKER, JR.                 Vice President and Chief          November 1, 1999
------------------------------------       Financial Officer
         Phillips S. Baker, Jr.

(c)  Principal Accounting Officer


/s/ JEFFREY L. POWERS                      Vice President and Controller     November 1, 1999
------------------------------------
         Jeffrey L. Powers

                                           II-5

SIGNATURE                                  TITLE                                DATE
---------                                  -----                                ----

(d)  Other Directors


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Ian D. Bayer


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Douglas J. Bourne


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         David L. Bumstead


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Delo H. Caspary


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Charles E. Childers


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         David W. Kerr


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Terrence E. Lyons


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         Mary Mogford


PHILLIPS S. BAKER, JR., Attorney-in-fact   Director                          November 1, 1999
----------------------------------------
         William A. Wise



                                       II-6